Selected Santee Dairies, Inc. Financial Data (Unaudited)	Exhibit 99.5

Sales, EBITDA and Net Income

For the most recent 52-week fiscal year ended January 3, 2004, Santee Dairies, Inc. (“Santee”) generated total sales, EBITDA and net income of $190.4 million, $15.1 million and $2.7 million, respectively.

Sales Volume

In calendar year 2003, Santee processed approximately 73.1 million gallons of fluid products, including 59.4 million gallons of fluid milk. Total revenues in Santee’s 52-week fiscal year ended January 3, 2004 were $190.4 million, of which approximately $99.8 million were sales to Stater Bros. Markets and Ralphs Grocery Company (“Ralphs”).

Sales to Ralphs

Ralphs accounted for approximately 12.3% of Santee’s sales during calendar year 2003.

EBITDA

Stater Bros. believes that EBITDA is used by Stater Bros.’ bond holders, security analysts and other interested parties to evaluate Stater Bros.’ operating results and as a measure of Stater Bros.’ ability to both service debt and to comply with certain debt covenants. EBITDA is a calculation derived from Stater Bros.’ debt covenants and is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be used as an alternative to, or be construed as more meaningful than, operating profit or cash flows as an indicator of Stater Bros.’ operating performance. The following table reconciles Santee Dairies, Inc.’s EBITDA to cash provided by operating activities which is the most closely comparable GAAP measure of liquidity:

Fiscal Year Ended
January 3, 2004
(in thousands)
Net cash provided by operating activities	$8,530
Net decrease in operating assets and liabilities	1,199
Loss on disposal of assets	(14)
Change in deferred income taxes	(1,384)
Interest expense	5,391
Income tax expense	1,387

EBITDA	$15,109